EXHIBIT 10.01
LAS VEGAS GAMING
SERIES A CONVERTIBLE PREFERRED STOCK

To:	Holders of Las Vegas Gaming, Inc. Series A Preferred Stock
From:	Russell Roth — CEO Las Vegas Gaming, Inc.
Date:	February 12, 2007
Subject:	Exchanging Series A Convertible Preferred Stock for Series A Common Stock
Las Vegas Gaming, Inc. (“LVGI” or “the Company”) recently entered into an agreement with Treasure Island Hotel and Casino (“TI”), a wholly-owned subsidiary of MGM Mirage, whereby TI will maintain the required base jackpot bankroll for LVGI’s linked, progressive keno game, Nevada Numbers. Cash resources previously required by the Nevada Gaming Control Board to be maintained as security for the Nevada Numbers jackpot will now be available to the Company for operations in addition to its planned rollout of PortalVision™.
In light of this development, and pursuant to the provisions of the Series A Convertible Preferred Private Placement Memorandum (and the associated Certificate of Designation), the Company is hereby exercising its right to convert all the Series A Convertible Preferred Shares into Series A Common Shares on a one-for-one basis. The redemption date will be March 15, 2007. Accordingly, we respectfully request that you sign the Series A Preferred stock certificate on the reverse side of the certificate, with a gold medallion signature guarantee from your bank or stock broker, and mail it to the Company in the pre-addressed envelope enclosed. In addition, please indicate on the enclosed card the name in which you would like the Series A Common shares to be registered along with the address to which you want the certificate mailed. If you have any questions, please contact our Chief Financial Officer, Bruce Shepherd at 702-871-7111.
We thank you for the confidence that you have shown by your investment in our Company and for your continued patience as we strive to achieve the success that we all anticipated at the time of the Series A Offering.
Sincerely,
/s/ Russell Roth
Russell Roth
CEO
Las Vegas Gaming, Inc.

5 of 6